Exhibit 10.12

WABCO EXPATS INC

July 16, 2007

Mr. Jacques Esculier

WABCO Inc.

1 Centennial Avenue

Piscataway, New Jersey 08855

Dear Mr. Esculier:

This is to confirm the terms and conditions of your expatriate assignment pursuant to which you will serve as Chief Executive Officer of WABCO Holdings Inc., commencing effective as of the date (the “Effective Date”) on which WABCO Holdings Inc (the “Company”) ceases to be a wholly owned subsidiary of American Standard Companies Inc. (“Parent”) by reason of a distribution of its stock to the shareholders of Parent. During this assignment, you will be an employee of WABCO Expats Inc. (“WSW”) assigned to WABCO Europe BVBA.

LOCATION

You will be employed by WSW in Brussels, Belgium.

SALARY COMPENSATION

Commencing on the Effective Date, your compensation from WSW will include an annual base salary of $600,000. We will review your salary periodically, and it is subject to increase in accordance with our otherwise applicable salary administration practices.

INCENTIVE COMPENSATION

You will also be eligible to receive annual and long-term incentive opportunities during your period of service with WSW. The actual amount payable to you as an annual or long-term incentive will be dependent upon the achievement of performance objectives established in accordance with the terms of such annual or long-term incentive plan. Accordingly, depending on such performance, the actual amount payable to you in respect of such opportunities (including any equity compensation awards provided in respect of your employment) may provide you with actual compensation that is less than, greater than or equal to the target opportunities or other values specified below. Any incentive compensation award will be in such form or forms, and subject to such terms and conditions, as shall be determined by the committee responsible for the administration of the applicable plan, policy or program.

No amounts payable or awards made in respect of incentive compensation, whether payable in cash or stock, or in respect of the Founders grants described below, shall be deemed to be part of your basic compensation or otherwise treated as an entitlement under the provisions of any applicable law. Such amounts are discretionary awards, contingent on performance criteria (including stock price) and are made solely as an inducement for you to assist in the achievement of the performance objectives related thereto.

CASH INCENTIVE OPPORTUNITIES

Your annual incentive opportunity under the Annual Incentive Plan, at target performance levels, will be equal to two-thirds of your annual base salary. In addition, commencing with the awards made in respect of 2008, your annual award opportunity under the applicable long-term cash incentive plan, at target performance levels, will be equal to your annual base salary. For 2007, your annual bonus will be equal to the sum of (i) the bonus amount payable hereunder in respect of your services from and after the Effective Date, using the base salary and target opportunities applicable to you from and after the Effective Date, plus the amount that would have been payable to you under the programs of Parent and/or its affiliated companies for service from January 1, 2007 and prior to the Effective Date, using the base salary and target opportunities applicable to you prior to the Effective Date.

FOUNDERS AND CEO GRANT

On the Effective Date, you will be granted (i) a “founders” award having an aggregate value of $825,000, and (ii) a special grant in recognition of your acceptance of the CEO position having an aggregate value of $1,400,000. Both of these special, one-time non-recurring awards shall be granted under the WABCO Omnibus Incentive Plan and shall be subject to the terms and conditions of the WABCO Omnibus Incentive Plan (including with respect to vesting and/or the exercisability of each such award). One half of the value of each such award will be in the form of restricted stock units, which represent the right to receive, subject to the terms and conditions of such award, a corresponding number of shares of WABCO’s Common Stock, and the other half will be in non-qualified stock options. The value of, and the number of shares subject to, each such award shall be determined in a manner consistent with the generally applicable grant practices as applied by Parent prior to the date hereof (that is, the value and size of each restricted stock unit grant will be determined based on the fair market value of a share of the WABCO common stock on the grant date (the “Grant Date Value”) and of each stock option grant will be determined based on the Black-Scholes value of a stock option in respect of one share of the Common Stock, as determined based on the Grant Date Value of such Common Stock).

OTHER EQUITY COMPENSATION

In addition to these special one-time non-recurring grants, commencing in 2008, you will be eligible to receive annual awards in respect of WABCO’s Common Stock in such form or forms, in such amounts and subject to such terms and conditions, as shall be determined by the committee responsible for the administration of the WABCO Omnibus Incentive Plan.

SEVERANCE BENEFITS

In the event that your employment is terminated by us without Cause or by you for Good Reason (as each such term is defined in Appendix A), you will be entitled to receive the following severance benefits, which are in lieu of and not in addition to any statutory severance benefits that may otherwise be payable to you. If the statutory severance benefits to which you would otherwise be entitled are greater than the amounts described herein, you will receive the statutory severance benefits and no amounts shall be payable under this section. Otherwise, the statutory severance benefits payable to you will be treated as an offset against the amounts payable under this section, so that you will be entitled under this provision solely to the excess of the amounts described herein over the amount of such statutory severance benefits, if any. In all events, the amounts payable as severance under this section is subject to your executing a release of claims against WSW and its affiliated companies within 45 days of your termination of employment.

The gross severance benefits payable hereunder (prior to any offset for any statutory severance benefits payable) will include cash severance benefits in a single lump sum amount equal to twice the sum of (i) your then current annual base salary and (ii) your target annual incentive opportunity. You will also receive continued medical and life insurance coverage for a period of 24 months following such termination of employment, subject to earlier cessation if you receive comparable benefits from a future employer; and reimbursement for financial planning services up to a maximum amount of $5,000, so long as such request for reimbursement is submitted within one year of your termination of employment.

You will also participate in the WABCO Change of Control Severance Plan (the “COC Severance Plan”). If your employment is terminated under circumstances which entitle you to receive the severance benefits under the COC Severance Plan, you will receive the severance benefits available thereunder in lieu of (and not it addition to) the severance described above.

NONCOMPETITION

During your employment and during the two-year period following the termination of your employment for any reason (the “Restricted Period”), you will not become associated with any entity, whether as a principal, partner, employee, consultant, shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly-traded company) or otherwise, that is actively engaged in the commercial vehicle supplier industry.

NONSOLICITATION

During your employment and the Restricted Period, you shall not (other than in the good faith performance of your duties for the Company) directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or any of its subsidiaries unless such person shall have ceased to be employed by such entity for a period of at least 6 months.

CONFIDENTIAL INFORMATION

Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency or in the ordinary course of business in the good faith performance of your duties hereunder, you will not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information, operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is otherwise in the public domain (other than by reason of your breach of this covenant).

COMPANY PROPERTY

Promptly following your termination of employment, you shall return to the Company all property of the Company in your possession or under your control, including, but not limited to, all physical property (e.g., cars, credit cards, computers, phones, or other business equipment), and all Company data and information, whether in written, electronic or other form (including all copies thereof)); provided that you shall be permitted to retain your rolodex and similar address books, including those in electronic form.

GOODS AND SERVICES DIFFERENTIAL

When appropriate in terms of relative costs between residing in the United States and your then current location, WSW will pay a goods services differential to adjust your compensation to reflect such increased costs. Any such adjustment would be based on average expenditures by income group and family size as established by an independent research service selected by WSW. Therefore, it would not reflect your personal spending preferences. The need for any such adjustment will be reviewed from time to time and any adjustment payable may be increased or reduced to reflect significant changes in the relative costs used to determine such adjustment.

HOUSING ADJUSTMENT

WSW will pay on your behalf suitable living accommodations, including utilities and maintenance, in Brussels. Your above stated compensation will be adjusted downward to reflect a U.S. equivalent value for housing, as determined from time to time under our generally applicable administrative practices. Accordingly, the amount of any such reduction in your compensation may be modified, up or down, from time to time.

EDUCATION EXPENSE

WSW will also reimburse you for the reasonable costs of primary and secondary school education of your dependent children in Brussels. Reimbursement under this provision shall be limited to tuition fees, books and necessary supplies, and local transportation. English language instruction is eligible for reimbursement. Education costs for college and universities are not eligible for reimbursement hereunder.

TRANSPORTATION

You will be provided with a suitable car in Brussels and will be reimbursed for normal operating and maintenance costs of such vehicle including insurance, registration and licensing.

INCOME TAX EQUALIZATION

WSW will pay your Belgian personal income tax liability on income received from WSW during your assignment. WSW will appoint a qualified independent accounting or tax preparation firm to prepare and file your income tax returns in Belgium related to the period of your services under this assignment.

In recognition of this obligation, the amount of your base salary, incentive payments (including with respect to any equity-based awards) and any goods and services differential will be reduced by an income tax differential adjustment (that is, a hypothetical tax), based on the estimated U.S. income tax for which you would have been liable in respect of such payment.

EMPLOYEE BENEFITS

As an employee of WSW, you are eligible to participate in the U.S. benefit plans and programs available to U.S. salaried employees of WABCO and its affiliated companies, including the WABCO 401 (k) plan and WABCO’s Supplemental Savings Plan. Under the current terms of the Supplemental Savings Plan, you will be entitled to be credited with an employer contribution equal to 9% of your eligible compensation (base salary and annual incentive plan bonus). In lieu of participation in the WABCO’s U.S. medical, dental and vision benefits, you will be covered by an approved private health insurance policy, of which you contribute 30% of the premium cost through after-tax payroll deduction. Other than as described in the preceding sentence, your participation in WABCO’s benefit plans and programs will be in accordance with and subject to the terms and conditions of the applicable plan or program.

PERQUISITES; VACATION; CAR POLICY

You shall be entitled to up to five weeks’ paid vacation annually and shall also be entitled to receive such perquisites as are generally provided to the Chief Executive Officer of WABCO in accordance with the then current policies and practices of WABCO, as they may be amended from time to time. You shall also be entitled to the use of a company car as provided to senior executives under the Company Car Policy in effect in Belgium headquarters.

ANNUAL HOME LEAVE

Once each year (except for the year of repatriation), you and your family will be provided with one round-trip business class airfare to your home country. This transportation allowance is granted only in respect to travel to and from your home country and Belgium and cannot be accumulated from year to year. All vacation time is included in your annual leave, which is of five weeks’ duration. In addition, you will be reimbursed for home leave in the case of serious illness, injury or death of an immediate family member.

MEDICAL EMERGENCY

In the event of illness or accident involving any of you, your spouse or your children for which adequate medical care is not available in Brussels, you will be reimbursed for the cost of air transportation to the nearest city where adequate medical facilities are available.

REPATRIATION

If your employment is terminated by WSW other than for Cause or by you for Good Reason WSW will reimburse you for the reasonable cost of relocation to your home country in accordance with its otherwise applicable relocation policy for executives being repatriated to their home countries following an international assignment.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. There are no other agreements relating to the terms of your employment by WSW, oral or otherwise. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.

GOVERNING LAW

As an employee of WABCO Expats Inc., you will be subject to the personnel procedures and policies of WABCO Expats Inc. This assignment letter shall be governed by and interpreted and enforced in accordance with the laws of the State of New Jersey, without regard to its conflict of laws provisions and subject to the jurisdiction of the U.S. federal courts in the State of New Jersey.

SEVERABILITY; REFORMATION.

In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, under Belgian law or otherwise, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event any of Paragraphs 8 or 9 are not enforceable in accordance with their terms, Employee and Employer agree that such Paragraph shall be reformed to make such Paragraph enforceable in a manner which provides the Employer the maximum rights permitted at law.

WABCO EXPATS INC.

AGREED AND ACCEPTED:

JACQUES ESCULIER	Dated: July 27, 2007

ATTACHMENT A

DEFINITIONS

Cause - means (i) your willful and continued failure substantially to perform your duties (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), after a demand for substantial performance is delivered to you, which specifically identifies the manner in which it is believed that you have not substantially performed your duties, (ii) conviction of, or plea of nolo contendere to, a felony, or (iii) the willful engaging by you in gross misconduct that is materially and demonstrably injurious to WSW and/or its affiliated companies (the “Company Group”) or materially impairs your trustworthiness or effectiveness in the performance of your duties. For purposes hereof, no act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of WSW and its affiliated companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of WABCO or based upon the advice of counsel for WSW or any of its affiliated companies shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interest of the Company Group.

Good Reason - means any of the following:

(i) a material diminution in your authority, duties, responsibilities status or position(s) as an executive of the Company Group;

(ii) a relocation of your principal offices by at least 30 miles from your initial location under this assignment (other than in connection with repatriation);

(iii) a reduction by the Company Group in your base salary;

(iv) the taking of any action by the Company Group (including the elimination of a plan without providing substitutes therefor or the reduction of your awards thereunder) that would substantially diminish the aggregate projected value of your awards under the Company Group’s applicable incentive plans in which you were participating at the time of the taking of such action;

(v) the taking of any action by the Company Group that would substantially diminish the aggregate value of the benefits provided you under the Company Group’s applicable medical, health, accident, disability, life insurance, thrift and retirement plans in which you were participating at the time of the taking of such action; or

(vi) any purported termination by the Company Group of your employment that is not effected for Cause, provided that this shall not include any termination of employment pursuant to the Company Group’s applicable mandatory retirement policy for executive officers.

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred (a) with regard to the occurrence of the events described in subsections (iii), (iv) and (v) above prior to a Change of Control, if such reductions or actions are proportionate to the reductions or actions applicable to similarly situated executive officers of the Company Group pursuant to a cost savings plan or (b) unless you give the Company written notice that such event constitutes Good Reason within 90 days of first having knowledge of such event and the Company fails to cure the event within 30 days after receipt of such written notice.